Exhibit 5.1

July 17, 2009

EnergySolutions, Inc.

423 W. 300 S., Suite 200

Salt Lake City, Utah 84101

Re:                               Registration Statement on Form S-8 filed by EnergySolutions, Inc. (the “Company”) with respect to the EnergySolutions, LLC 401(k) Profit Sharing Plan (the “Plan”)

Gentlemen:

We refer you to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended, for registration of 2,000,000 shares (the “Plan Shares”) of common stock, $0.01 par value per share (“Common Stock”), of the Company that may be acquired pursuant to the Plan by Plan participants.

In connection with the opinion expressed below, we have examined such statutes and public records and original or certified copies of corporate records of the Company and certificates of the Company as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the authentic or original documents submitted to us as certified or true copies.  We have also considered such questions of law as we have considered necessary as a basis for the opinion hereafter set forth.

We have assumed that the acquisition by Plan Participants of any Plan Shares under the Plan will be made pursuant to the Plan, in full accordance with the terms and conditions of the Plan and pursuant to the Registration Statement.  In addition, we have assumed that the issuance of any shares of Common Stock not currently outstanding, but to be acquired pursuant to the Plan by Plan Participants, will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors and that such shares will be issued in accordance with governing resolutions and agreements.

Based on the foregoing, we advise you that, in our opinion:

When acquired by Plan Participants in accordance with the provisions of the Plan and pursuant to the Registration Statement, the Plan Shares will be legally issued, fully paid and nonassessable.

Our opinion herein reflects only the application of the Federal laws of the United States and the General Corporation Law of the State of Delaware, which includes the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws. The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same.

We consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendment thereto. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Parr Brown Gee & Loveless, PC

PARR BROWN GEE & LOVELESS, PC